Exhibit 99.1

Cytori Therapeutics contact
Tiago Girao
+1.858.458.0900
ir@cytori.com

Cytori Reports Third Quarter 2016 Business and Financial Results

SAN DIEGO, November 9, 2016—Cytori Therapeutics (NASDAQ: CYTX) (“Cytori” or the “Company”) today announced its third quarter financial results and provided updates on its corporate activity and clinical development.

Third quarter 2016 net loss allocable to common stockholders was $5.4 million and $0.26 per share. Operating cash burn was approximately $4.6 million in the third quarter 2016. Cytori ended the third quarter of 2016 with approximately $15 million of cash and cash equivalents.

Selected Recent Highlights:

•	BARDA, a division of the U.S. Department of Health & Human Services, increased its contract funding to Cytori
•	Completed enrollment in its of US STAR phase III trial for scleroderma hand dysfunction
•	Reported 48-week follow up data from US pilot/phase II ACT-OA trial

Additional limited regulatory approvals received by Cytori customers in Japan for use at their clinics of Cytori® Cell Therapy™ for osteoarthritis of the knee

Q3 and Year-to-date 2016 Financial Performance

•	Q3 2016 and year-to-date operating cash burn was $4.6 million and $15.4 million, compared to $6.2 million and $15.9 million for the same periods in 2015, respectively
•	Q3 2016 and year-to-date total revenues were $2.6 million and $8.4 million, compared to $2.5 million and $8.3 million for the same periods in 2015, respectively
•	Cash and debt principal balances at September 30, 2016 were approximately $15 million and $17.7 million, respectively
•

Q3 2016 net loss allocable to common stockholders was $5.4 million or $0.26 per share, compared to a net income of $1.5 million or $0.15 per share (or a net loss of $5.8 million and $0.56 per share when excluding a non-cash credit charge of $7.3 million related to the change in fair value of warrant liabilities) for the same period in 2015

•

Year-to-date net loss allocable to common stockholders was $17.1 million or $1.06 per share, compared to $16.6 million or $1.87 per share (or a net loss of $21 million or $2.36 per share, which excludes a non-cash charge of $5.0 million related to the change in fair value of warrant liabilities and a beneficial conversion feature charge for convertible preferred stock of $0.7 million) for the same period in 2015

“In Q3, we continued our focus on operational efficiency and maintaining momentum in our clinical development programs, we reduced our quarterly net losses by 7% and our operating cash burn by 25% from Q3’15 to Q3’16, respectively,” said Tiago Girao, VP of Finance and CFO of Cytori Therapeutics. “Our forecasts indicate that cash on hand coupled with efficient management of expenses, projected revenue growth, and modest influx of capital from a combination of business development activities and potential use of our ATM facility, will fund operations through mid 2017 and to important future milestones.”

Anticipated Forthcoming Milestones:

•	IDE approval for thermal burn trial related to our contract with BARDA
•	Report of 48-week US pivotal/phase III trial data for scleroderma hand dysfunction
•	Complete enrollment on Japanese phase III for urinary incontinence
•	Expansion of the Japanese osteoarthritis treatment centers

Updated 2016 Financial Guidance

The Company expects full year 2016 combined product and contract revenues to be lower than prior expectations based on the Company’s third quarter 2016 revenue results and the Company’s revised forecasts for the Managed Access Program fourth quarter 2016 product revenue.

•	Combined product and contract revenues anticipated to be within a range of $11 million to $13 million
•	Operating cash burn anticipated to be within a range of $19 million to $20 million

Management Conference Call Webcast

Cytori will host a management conference call at 5:30 p.m. Eastern Time today to further discuss the Company's progress. The webcast will be available live and by replay two hours after the call and may be accessed under "Webcasts" in the Investor Relations section of Cytori's website. If you are unable to access the webcast, you may dial in to the call at +1.877.402.3914, Conference ID: 9218454.

About Cytori

Cytori Therapeutics is a late stage cell therapy company developing autologous cell therapies from adipose tissue to treat a variety of medical conditions.  Data from preclinical studies and clinical trials suggest that Cytori Cell Therapy™ acts principally by improving blood flow, modulating the immune system, and facilitating wound repair.  As a result, Cytori Cell Therapy™ may provide benefits across multiple disease states and can be made available to the physician and patient at the point-of-care through Cytori’s proprietary technologies and products.  For more information: visit www.cytori.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements that involve known and unknown risks and uncertainties. All statements, other than historical facts are forward looking statements. Such statements, including, without limitation, statements regarding having forecasted cash on hand sufficient to fund operations through 2017 (based upon expected expense containment, revenue growth and modest ATM usage), anticipated FDA approval of Cytori’s IDE submission for a thermal burn trial, anticipated receipt and disclosure of 48-week STAR data, completion of enrollment of the Cytori-supported, investigator-initiated Phase III ADRESU trial (male stress urinary incontinence), expected expansion in the number of clinic in Japan that apply for and receive regulatory approval to use Cytori Cell Therapy for knee osteoarthritis, and reiterated financial guidance (projected operating cash burn and total revenues for FY 2016), are subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks include clinical, pre-clinical and regulatory uncertainties, such as those associated with conduct and completion of the Company-sponsored ACT-OA and STAR trials and proposed BARDA would trial, as well as the Company-supported, investigator-initiated SCLERADEC-II and ADRESU trials. Specifically, the Company faces risks relating to failure to achieve full enrollment of SCLERADEC II and ADRESU trials, risks in the collection and results of ACT-OA, STAR, SCLERADEC II, ADRESU and other clinical data and related final clinical outcomes (including the risk that clinical data from one or more of these clinical trials will fail to demonstrate safety or efficacy of the Cytori Cell Therapy, and risks that insufficiently positive clinical data will adversely affect the regulatory approval pathways and commercial prospects for ECCS-50, CCO-50, DCCT-10 and the Company’s other potential products.  Some of these risks also include risks relating to regulatory challenges the Company faces (including the U.S,, EU, China, Japan and its other key geographies) due to a number of factors including novelty of the Company’s technology and product offerings, changes in and /or evolution of regulatory approaches to cellular therapeutics like the Company’s in its key geographies, and similar matters. The Company also face risks relating to achievement of the Company’s financial goals (including 2016 operating cash burn and 2016 total revenues), dependence on third party performance and approvals (including performance of investigator-initiated trials, and outcome of FDA review of the Company’s proposed burn wound trial pursuant to its contract with BARDA), performance and acceptance of the Company’s products in clinical studies/trials and in the marketplace (including the Company’s ability to successfully implement and conduct its EU managed access program, commercial acceptance of the Company’s products in Japan and other markets where are products are commercially available, and similar risks), material changes in the marketplace that could adversely impact revenue projections (including changes in market perceptions of the Company’s products, and introduction of competitive products), unexpected costs and expenses that could adversely impact liquidity and shorten the Company’s current liquidity projections (which could in turn require the Company to seek additional debt or equity capital sooner than currently anticipated), the Company’s reliance on key personnel, the Company’s ability to identify and develop new programs or assets to expand the Company’s clinical pipeline, the right of the U.S. government (BARDA) to cut or terminate further support of the thermal burn injury program (including any decision by BARDA not to proceed with a wound trial in 2016, assuming FDA approval of the Company’s IDE submission), the Company’s abilities to capitalize on its internal restructuring and achieve break-even or profitability (or to continue to reduce our operating losses), and other risks and uncertainties described under the "Risk Factors" in Cytori's Securities and Exchange Commission Filings, included in the Company’s annual and quarterly reports.

There may be events in the future that the Company is unable to predict, or over which it has no control, and its business, financial condition, results of operations and prospects may change in the future. The Company assumes no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made unless the Company has an obligation under U.S. Federal securities laws to do so.

CYTORI THERAPEUTICS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

	As of September 30, 2016	As of December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$14,924,000	$14,338,000
Accounts receivable, net of reserves of $173,000 and $797,000 in 2016 and 2015, Respectively	918,000	1,052,000
Inventories, net	3,946,000	4,298,000
Other current assets	1,253,000	1,555,000
Total current assets	21,041,000	21,243,000
Property and equipment, net	1,292,000	1,631,000
Restricted cash and cash equivalents	350,000	350,000
Other assets	1,474,000	1,521,000
Intangibles, net	8,763,000	9,031,000
Goodwill	3,922,000	3,922,000
Total assets	$36,842,000	$37,698,000
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$5,637,000	$6,687,000
Current portion of long-term obligations, net of discount	5,267,000	—
Joint venture purchase obligation	—	1,750,000
Total current liabilities	10,904,000	8,437,000
Deferred revenues	97,000	105,000
Long-term deferred rent and other	41,000	269,000
Long-term obligations, net of discount, less current portion	12,130,000	16,681,000
Total liabilities	23,172,000	25,492,000
Commitments and contingencies
Stockholders’ equity:
Series A 3.6% convertible preferred stock, $0.001 par value; 5,000,000 shares authorized; 13,500 shares issued; no shares outstanding in 2016 and 2015	—	—
Common stock, $0.001 par value; 75,000,000 shares authorized; 20,495,069 and 13,003,893 shares issued and outstanding in 2016 and 2015, respectively	20,000	13,000
Additional paid-in capital	387,119,000	368,214,000
Accumulated other comprehensive income	675,000	996,000
Accumulated deficit	(374,144,000)	(357,017,000)
Total stockholders’ equity	13,670,000	12,206,000
Total liabilities and stockholders’ equity	$36,842,000	$37,698,000

CYTORI THERAPEUTICS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Product revenues	$731,000	$766,000	$3,190,000	$3,281,000
Cost of product revenues	618,000	502,000	1,770,000	2,395,000
Gross profit	113,000	264,000	1,420,000	886,000
Development revenues:
Government contracts and other	1,879,000	1,711,000	5,163,000	5,002,000
	1,879,000	1,711,000	5,163,000	5,002,000
Operating expenses:
Research and development	3,960,000	4,352,000	13,334,000	14,363,000
Sales and marketing	818,000	566,000	2,742,000	2,059,000
General and administrative	2,011,000	2,370,000	6,625,000	7,662,000
Change in fair value of warrant liabilities	—	(7,310,000)	—	(4,988,000)
Total operating expenses	6,789,000	(22,000)	22,701,000	19,096,000
Operating (loss) income	(4,797,000)	1,997,000	(16,118,000)	(13,208,000)
Other income (expense):
Income (loss) on asset disposal	—	(3,000)	2,000	6,000
Loss on debt extinguishment	—	—	—	(260,000)
Interest income	4,000	3,000	8,000	6,000
Interest expense	(645,000)	(669,000)	(1,947,000)	(2,677,000)
Other income, net	54,000	199,000	928,000	152,000
Total other expense	(587,000)	(470,000)	(1,009,000)	(2,773,000)
Net (loss) income	$(5,384,000)	$1,527,000	$(17,127,000)	$(15,981,000)
Beneficial conversion feature for convertible preferred stock	—	—	—	(661,000)
Net (loss) income allocable to common stockholders	$(5,384,000)	$1,527,000	$(17,127,000)	$(16,642,000)
Net income (loss) per share allocable to common stockholders
Basic	$(0.26)	$0.15	$(1.06)	$(1.87)
Diluted	$(0.26)	$0.15	$(1.06)	$(1.87)
Weighted average shares used in calculating net income (loss) per share allocable to common stockholders
Basic	20,493,840	10,253,231	16,147,042	8,878,276
Diluted	20,493,840	10,531,264	16,147,042	8,878,276
Comprehensive (loss) income:
Net (loss) income	$(5,384,000)	$1,527,000	$(17,127,000)	$(15,981,000)
Other comprehensive (loss) income – foreign currency translation adjustments	58,000	110,000	(321,000)	361,000
Comprehensive (loss) income	$(5,326,000)	$1,637,000	$(17,448,000)	$(15,620,000)

CYTORI THERAPEUTICS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(17,127,000)	$(15,981,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	794,000	761,000
Amortization of deferred financing costs and debt discount	714,000	714,000
Joint Venture acquisition obligation accretion	24,000	340,000
Provision for expired inventory	26,000	—
Change in fair value of warrants	—	(4,988,000)
Stock-based compensation expense	925,000	1,617,000
Loss on asset disposal	2,000	5,000
Loss on debt extinguishment	—	260,000
Increases (decreases) in cash caused by changes in operating assets and liabilities:
Accounts receivable	91,000	131,000
Inventories	190,000	(10,000)
Other current assets	205,000	(258,000)
Other assets	32,000	762,000
Accounts payable and accrued expenses	(1,013,000)	870,000
Deferred revenues	(8,000)	41,000
Long-term deferred rent	(227,000)	(210,000)
Net cash used in operating activities	(15,372,000)	(15,946,000)
Cash flows from investing activities:
Purchases of property and equipment	(110,000)	(544,000)
Expenditures for intellectual property	—	(13,000)
Net cash used in investing activities	(110,000)	(557,000)
Cash flows from financing activities:
Principal payments on long-term obligations	—	(25,032,000)
Proceeds from long-term obligations	—	17,700,000
Debt issuance costs and loan fees	—	(1,854,000)
Joint Venture purchase payments	(1,774,000)	(1,623,000)
Proceeds from exercise of employee stock options and warrants	—	4,986,000
Proceeds from sale of common stock, net	17,702,000	26,749,000
Dividends paid on preferred stock	—	(75,000)
Net cash provided by financing activities	15,928,000	20,851,000
Effect of exchange rate changes on cash and cash equivalents	140,000	—
Net increase in cash and cash equivalents	586,000	4,348,000
Cash and cash equivalents at beginning of period	14,338,000	14,622,000
Cash and cash equivalents at end of period	$14,924,000	$18,970,000